Exhibit 107
Calculation of Filing Fee Table
424(b)(5)
(Form Type)
The Mosaic Company
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to be Paid	Debt	4.350% Senior Notes due 2029	Rule 457(r)	500,000,000	99.934%	499,670,000	0.0001381	69,004.43

Fees to be Paid	Debt	4.600% Senior Notes due 2030	Rule 457(r)	400,000,000	99.885%	399,540,000	0.0001381	55,176.47

	Total Offering Amounts					899,210,000		124,180.90

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							124,180.90